EXHIBIT 3.8



                                 October 1, 1997

Dear _______:

         By this letter agreement (this "Agreement"), BankUnited Financial Corporation (the "Company") and _________, a holder of ________ shares of the Company's Noncumulative Convertible Preferred Stock, Series B (the "Series B Preferred Stock"), agree as follows effective as of the date set forth above:

         1.       Notwithstanding the annual dividend rate of $0.7375 stated in
                  Section 2 of the Statement of Designation for the Series B Preferred Stock (the "Statement of Designation"), Appendix C to the Company's Articles of Incorporation, the holders of the Series B Preferred Stock agree that they shall accept, when, as, and if declared by the Board of Directors and out of the assets of the Corporation which are by law available for the payment of dividends, preferential cash dividends payable quarterly on the last day of February, May, August and November of each year (unless such day is a non-business day, in which event on the next business day), at the fixed annual rate of $0.6750 per share and no more.

         2. In consideration for the decrease in the annual dividend rate, and notwithstanding the provisions of Section 4 of the Statement of Designation, the Company agrees it shall not redeem any of the shares of the Series B Preferred Stock prior to October 1, 2007, unless such redemption is approved by at least 50% of the outstanding shares of the Series B Preferred Stock.

         3. This Agreement shall not be deemed to modify or cancel any other rights of the holders of the Series B Preferred Stock, not expressly changed herein.


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         IN WITNESS WHEREOF, each party has executed this Agreement, or caused this Agreement to be executed by its duly authorized representative, as of the date first written above.


                                             BANKUNITED FINANCIAL CORPORATION




                                             By:
                                                -----------------------------
                                                   Name:
                                                   Title:



                                             [Name of Shareholder]


                                             By:
                                                -----------------------------